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                    CURTIS MATHES HOLDING CORPORATION
                           (the "Corporation")
                       CERTIFICATE OF DESIGNATION
        FIXING THE NUMBER AND DESIGNATING THE RIGHTS, PRIVILEGES,
                RESTRICTIONS AND CONDITIONS ATTACHING TO
             THE 10% CONVERTIBLE PREFERRED STOCK - SERIES K

SECTION 1.     DESIGNATION
     The designation of the series of Preferred Shares fixed by this resolution shall be "10% Convertible Preferred Stock - Series K" (hereinafter referred to as the "Preferred Shares").

SECTION 2.     TERMS
     Total Face Value:        Minimum:  $1,000,000
                              Maximum:  $1,500,000
     Each Preferred Share:              $100,000
     Number of Preferred Shares:        15 (Maximum Offering)
     Interest:                10% per annum, payable quarterly in arrears
                              in   cash  or  common  stock  (subject   to
                              Regulation S) at the arithmetic average of the closing bid prices for each of the five trading days prior to interest due date.

SECTION 3.     CONVERSION RIGHTS
     A.    Right to Convert.   One-half of the Preferred Shares  and  the
accrued interest thereon may be converted at the option of the holder thereof at any time from and after the forty-fifth (45) day and one-half of said Preferred Shares and accrued interest thereon on or after the sixtieth (60th) day following the date of issuance thereof, and without the payment of any additional consideration thereof, into that number of fully paid, nonassessable and DTC eligible shares of Common Stock, $0.01 par value per share, of the Corporation (the "Common Stock") as is
determined  by  the  following  Conversion  Price  Definition  for   each
Preferred Shares that is converted:
     B.    Conversion Price.   The Preferred Shares may be converted  (on
or after their effective conversion dates as set forth above) into the Company's common stock as defined as follows:
           The Floating Strike Price shall be:
               Eighty percent (80%) of the arithmetic average
               of the closing bid prices for each of the five
               trading days prior to the exercise date of any
               such conversion.
     C. Repurchase Option. In the event that the arithmetic closing bid price for any five consecutive trading day period subsequent to the closing of the transaction is 50% or less than the arithmetic average of the closing bid prices for the five trading day period immediately prior to said closing date, the Company may make a call to repurchase for cash in immediately available federal funds at 115% of par (face value) plus
accrued  interest  all  those  Preferred  Shares  which  have  not   been
previously converted.
          The Company must notify the Buyer of its repurchase election by FAX or other written communication within two (2) trading days after the occurrence of the above event and must complete its repurchase within ten
(10) trading days of such notice.
          However,  upon  notification of the above call, the  Buyer  may
elect   to  convert  its  previously  unconverted  Preferred  Shares   in
accordance with the Conversion Terms set forth above. If Buyer elects to so convert, Buyer must so advise Seller of its election by FAX or other
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written  communication  within  twenty-four  (24)  hours  of  receipt  of
Seller's call notification as provided above.
     D.    Subordination.   The Convertible Preferred Shares  shall  bear
subordinated  liquidation  distribution  rights  to  those   of   secured
creditors, but shall be senior to those of common stock.
     E. Registration. In the event that the SEC terminates or modifies Regulation S from its present format, and such modifications apply to the present transaction(s), the investors shall have the right to demand registration of its converted securities pursuant to Regulation D, with an S-3 filing.
     F. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In the case of a dispute as to the calculation of the Conversion Rate the Corporation's
calculation shall be deemed conclusive absent manifest error.   In  order
to convert Preferred Shares into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, by either overnight courier or 2-day courier, to the office of the Corporation for the Preferred Shares, and shall give written notice to the Corporation at such office that he elects to convert the same, the number of shares of Preferred Shares so converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Corporation shall not be obligated to deliver certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such Preferred Shares are delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.
          The Corporation shall use reasonable efforts to cause to be issued and delivered within three (3) business days after delivery to the Corporation of such Preferred Shares, or after such agreement and indemnification, to such holder of Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion provided the original Preferred Shares to be converted are received by the Corporation within five (5) business days thereafter and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Preferred Shares to be converted are not received by the Corporation within five (5) business days after the Conversion, the notice of conversion shall become null and void.

SECTION 4.     CORPORATE EVENTS
     A. Notices of Record Date. In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than cash dividend) or other distribution or (ii) any capital reorganization of the Corporation, any
reclassification  or  recapitalization  of  the  Capital  stock  of   the
Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,
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the Corporation shall mail to each holder of Preferred Shares at least 20 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or
distribution,   (B)   the   date  on  which  any   such   reorganization,
reclassification,    transfer,   consolidation,   merger,    dissolution,
liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) will receive for securities or other
property   deliverable   upon   such  reorganization,   reclassification,
transfer, consolidation, merger, dissolution or winding up.
     B. Corporate Changes. The Closing Bid Price used to determine the Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Corporation, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Company (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Preferred Shares shall be assumed by the acquiring entity and thereafter to be convertible into such class and type or securities as the Holder would have received had the Holder
converted   this   immediately  prior  to  such  Corporate   Change,   as
appropriately adjusted to equitably reflect the conversion price and any stock dividend, stock split or share combination of the common stock after such corporate event.

SECTION 5.     RESERVATION OF STOCK ISSUABLE UPON CONVERSION
     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Preferred Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

SECTION 6.     VOTING RIGHTS
     The Holders of the Preferred Shares will not have any voting rights except as set forth below or as otherwise from time to time required by law.
     To the extent that under Texas law the vote of the holders of the Preferred Shares, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding Preferred Shares shall constitute the approval of such action by the class. To the extent that under Texas law the holders of the Preferred Shares are entitled to vote on a matter with holders of Common Stock, voting together as one class, each Preferred Shares shall be entitled to a number of votes equal to the number of shares of Common stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Preferred Shares shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and applicable statutes.
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SECTION 7.     PROTECTIVE PROVISIONS
     So long as the Preferred Shares are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Preferred Shares set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority in aggregate principal amount of the Preferred Shares then outstanding.
     A. Alter or change the rights, preferences or privileges of the Preferred Shares or any other Senior Securities so as to affect adversely the Preferred Shares;
     B. Create any new class or series of stock having a preference over the Preferred Shares with respect to Distributions (as defined in Section 5 above), except secured borrowings, without the express written permission of the purchasers of the Preferred Shares for a period of not to exceed 90 days from the date of Closing.
     C. Do any act or thing which would result in taxation of the holders of Preferred Shares under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).